Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum	248-291-1210
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Third Quarter 2015 Net Income UP 61% and Net Collected Rental Revenues UP 16%

MADISON HEIGHTS, MICHIGAN, November 12, 2015—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported financial results for the quarter ended September 30, 2015.

Highlights for the third quarter of 2015 included:

•	Net Income increased 61% to $1.4 million, or diluted EPS of $0.06, compared to third quarter 2014 net income of $0.9 million or diluted EPS of $0.04.

•	Net Collected Rental Revenues increased 16% over last year’s comparable quarter.

•	Net Revenues totaled $18.7 million, an increase of 13% versus third quarter 2014 net revenues of $16.6 million.

•	Investment of approximately $1.6 million to expand our information technology capabilities, including InfuSystem EXPRESS and our Pain Management initiatives.

•	The integration of Ciscura is essentially completed. Revenue from these assets in the third quarter approximated $1 million.

Net Revenues in the third quarter of 2015 were $18.7 million, an increase of $2.1 million, or 13%, compared to $16.6 million for the quarter ended September 30, 2014. During the period, net revenues from rentals increased $2.3 million, or 16%, compared to the same prior year period. The increase in revenues can be attributed to greater rental volume with new and existing therapy sites, partially offset by an overall slight reduction in reimbursement rates from payors, and additional revenue of approximately $1.0 million from the Ciscura asset acquisition.

The Company is focused on net rental revenues less bad debt (“Net Collected Rental Revenues”) versus prior year. Net Collected Rental Revenues increased 16% to $15.4 million versus $13.2 million in the comparable quarter of 2014. Bad debt increased slightly for the quarter based on $2.1 million of additional revenue and is down 21% YTD compared to the prior year period, as a result of increased focus on new payor contracts and patient collections.

Net income in the third quarter increased 61% to $1.4 million, equal to $0.06 per diluted share, compared to net income of $0.9 million, or $0.04 per diluted share, in the same prior year period. Adjusted net income, adding back integration costs associated with the Ciscura acquisition and other income and expenses was $1.4 million, or $0.06 per diluted share, compared to $0.8 million, or $0.04 per diluted share, in the same prior year period.

Gross profit for the three months ended September 30, 2015 was $13.3 million, an increase of $1.5 million, or 13%, compared to the quarter ended September 30, 2014. Gross profit, as a percentage of revenues, was consistent with the same prior year period at 71%.

Eric K. Steen, chief executive officer of InfuSystem, said, “We had solid financial results for both top and bottom lines in the third quarter of 2015, with a double-digit increases in net collected revenue of 16%, gross margin that exceeded 70%, and a 61% increase in net income. We continue to gain traction on our electronic connectivity strategy as we added an additional 21 sites, bringing to 73 the number of sites connected on our EMR network. We are particularly pleased to have successful integrations with most of the major EMR platforms including EPIC, Cerner, Varian and Altos, with projects underway for Mosaiq, GE Centricity and All Scripts. Our solution gathers all the necessary data for insurance billings with little to no work for our customers. Looking to the fourth quarter we have already shipped pump sales of $1.2 million. All of this is a reflection of the focus of the team to get the job done effectively on a day-to-day basis. I am satisfied with the results of the quarter and believe we are well positioned for continued growth reinforcing our confidence in the long-term outlook for the Company.”

Selling and marketing expenses was $2.7 million, an increase of $0.2 million, or 7%, compared to $2.5 million for the quarter ended September 30, 2014. These increases were largely attributable to increased efforts in the marketing and additional headcount as a result of our acquisition of Ciscura.

During the three months ended September 30, 2015, general and administrative (“G&A”) expenses were $5.7 million, an increase of 16%, from $4.9 million for the quarter ended September 30, 2014. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on IT and Pain Management initiatives of $0.2 million and increases in compensation and personnel associated with our most recent additions of centers of excellence in Houston and Atlanta of $0.5 million.

During the quarter ended September 30, 2015, we recorded interest expense of $0.3 million, a decrease of $0.5 million, or 55%, compared to $0.8 million with the same prior year period. This is a direct result of the lower interest rates associated with the Company’s new credit facility.

Adjusted EBITDA was $5.0 million for the third quarter of 2015 compared to $4.2 million for the same period in 2014 – an increase of 19%. The Company utilizes Adjusted Net Income and Adjusted EBITDA as a means to measure its operating performance. A reconciliation table from GAAP operating measures to Adjusted Net Income and Adjusted EBITDA, both non-GAAP measures, can be found in the appendix.

Financial Condition

Cash provided by operating activities for the nine months ended September 30, 2015 was $5.4 million compared to $4.2 million for the nine months ended September 30, 2014. This increase is due to higher amounts of non-cash expenses (such as the loss on the extinguishment of debt, stock based compensation, depreciation and amortization) in the current period.

Cash used in investing activities was $12.7 million for the nine months ended September 30, 2015 compared to cash used of $2.0 million for the nine months ended September 30, 2014. The increase in cash used was due to $5.9 million for the acquisition of Ciscura, a $0.7 million increase in spending on non-pump assets, which was a direct result of a significant ongoing investment in IT, $1.5 million increase in cash used to purchase medical equipment and $2.5 million less in cash proceeds from sale of medical equipment. The Company bought $6.9 million of infusion pumps during the nine month period ended September 30, 2015 to serve new rental business anticipated for the remainder of 2015 and into 2016.

During the nine month period ended September 30, 2015, the Company entered into a new five-year senior secured credit agreement comprised of a $27.0 million Term Loan A, an $8.0 million Term Loan B and a $10.0 million revolving credit facility (“Revolver”). Term Loan B was unfunded at closing and as of September 30, 2015, had a balance of $6.3 million with an additional $1.7 million available to be drawn under certain conditions for acquisitions. The new credit facility strengthens the Company’s balance sheet and reduced the Company’s interest rate to 3.00% from the previous interest rate of 7.75%.

As of September 30, 2015, we had cash and cash equivalents of $1.0 million and $9.9 million of net availability under the Revolver compared to $0.5 million of cash and cash equivalents and $6.6 million of availability under our prior Revolver at December 31, 2014.

Jonathan P. Foster, chief financial officer, commented, “Interest expense for the third quarter of 2015 was reduced by 55% as a function of the refinancing of our credit facility, with JP Morgan Chase, in the previous quarter, favorably impacting the bottom line of the Company. During the quarter, we once again made optional pre-payments on our Term Loan A with Chase. We have now prepaid two quarters with regard to the Term Loan A with JP Morgan Chase, which will allow us to grow the Company effectively while responsibly servicing that debt and driving value for our shareholders.”

Guidance

The Company reaffirms its 2015 Guidance of double-digit Net Collected Revenue growth for fiscal year 2015.

Conference Call

The Company will conduct a conference call for investors on Thursday, November 12, 2015 at 11:00 a.m. Eastern Time to discuss third quarter performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, Jonathan P. Foster, chief financial officer, and Michael McReynolds, chief information officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-1671 and use the confirmation number 41165582. This press release will be available on most financial websites. Additionally, a web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including the Centers for Medicare and Medicaid Services competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions &

joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including subsequent quarterly reports on our Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 31,
(in thousands, except share data)	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$989	$515
Accounts receivable, less allowance for doubtful accounts of $4,938 and $4,739 at September 30, 2015 and December 31, 2014, respectively	13,584	10,300
Inventory	1,907	1,758
Other current assets	824	633
Deferred income taxes	2,252	2,252

Total Current Assets	19,556	15,458
Medical equipment held for sale or rental	2,032	2,255
Medical equipment in rental service, net of accumulated depreciation	24,831	19,814
Property & equipment, net of accumulated depreciation	2,321	2,451
Deferred debt issuance costs, net	142	1,194
Goodwill	1,000	—
Intangible assets, net	30,726	25,073
Deferred income taxes	12,944	13,756
Other assets	225	212

Total Assets	$93,777	$80,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,526	$5,215
Current portion of long-term debt	5,266	6,452
Other current liabilities	4,018	3,062

Total Current Liabilities	14,810	14,729
Long-term debt, net of current portion	29,969	19,032

Total Liabilities	$44,779	$33,761

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,665,069 and 22,467,409, respectively, as of September 30, 2015 and 22,506,421 and 22,308,730, respectively, as of December 31, 2014	2	2
Additional paid-in capital	90,964	90,155
Retained deficit	(41,968)	(43,705)

Total Stockholders’ Equity	48,998	46,452

Total Liabilities and Stockholders’ Equity	$93,777	$80,213

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30		September 30
	2015	2014	2015	2014
Net revenues:
Rentals	$16,849	$14,505	$47,604	$44,150
Product Sales	1,843	2,108	4,983	6,077

Net revenues	18,692	16,613	52,587	50,227
Cost of revenues:
Cost of revenues — Product, service and supply costs	3,580	3,221	10,251	9,024
Cost of revenues — Pump depreciation and disposals	1,854	1,662	5,135	5,474

Gross profit	13,258	11,730	37,201	35,729

Selling, general and administrative expenses:
Provision for doubtful accounts	1,453	1,266	3,790	4,811
Amortization of intangibles	756	622	2,100	1,876
Selling and marketing	2,655	2,483	8,079	7,762
General and administrative	5,683	4,916	17,652	14,723

Total selling, general and administrative	10,547	9,287	31,621	29,172

Operating income	2,711	2,443	5,580	6,557
Other income (expense):
Interest expense	(338)	(752)	(1,397)	(2,355)
Loss on extinguishment of long term debt	—	—	(1,599)	—
Other (expense) income	(47)	3	(28)	26

Total other expense	(385)	(749)	(3,024)	(2,329)
Income before income taxes	2,326	1,694	2,556	4,228
Income tax expense	(957)	(842)	(819)	(1,907)

Net income	$1,369	$852	$1,737	$2,321

Net income per share:
Basic	$0.06	$0.04	$0.08	$0.10
Diluted	$0.06	$0.04	$0.08	$0.10
Weighted average shares outstanding:
Basic	22,448,849	22,203,053	22,380,202	22,108,143
Diluted	22,838,371	22,511,159	22,769,715	22,364,999

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30
(in thousands)	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,385	$4,204

INVESTING ACTIVITIES
Acquisition of business	(5,899)	—
Purchase of medical equipment and property	(9,390)	(7,168)
Proceeds from sale of medical equipment and property	2,599	5,193

NET CASH USED IN INVESTING ACTIVITIES	(12,690)	(1,975)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(52,681)	(49,101)
Cash proceeds from revolving credit facility	60,605	47,814
Debt issuance costs	(157)	—
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(144)	(178)
Cash proceeds from stock plans	156	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	7,779	(1,465)

Net change in cash and cash equivalents	474	764
Cash and cash equivalents, beginning of period	515	1,138

Cash and cash equivalents, end of period	$989	$1,902

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014
Net income	$1,369	$852	$1,737	$2,321
Adjustments:
Interest expense	338	752	1,397	2,355
Income tax expense	957	842	819	1,907
Depreciation	1,414	938	3,746	2,595
Amortization	756	622	2,100	1,876

EBITDA	$4,834	$4,006	$9,799	$11,054
Stock compensation	179	145	796	417
Loss on early extinguishment of long term debt	—	—	1,599	—
Strategic alternative/transition costs	22	—	628	—

EBITDA - Adjusted	$5,035	$4,151	$12,822	$11,471

OPERATING INCOME TO ADJUSTED NET INCOME:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014
Operating income	$2,711	$2,443	$5,580	$6,557
Adjustments:
Strategic alternative/transition costs	22	—	628	—
Interest expense	(338)	(752)	(1,397)	(2,355)
Other income	(47)	3	(28)	26

Income before income taxes - adjusted	$2,348	$1,694	$4,783	$4,228
Income tax expense	963	847	1,531	1,903

NET INCOME - adjusted	$1,385	$847	$3,252	$2,325

Net income per share:
Basic	$0.0617	$0.0381	$0.1453	$0.1052
Diluted	$0.0606	$0.0376	$0.1428	$0.1040
Weighted average shares outstanding:
Basic	22,448,849	22,203,053	22,380,202	22,108,143
Diluted	22,838,371	22,511,159	22,769,715	22,364,999